Contacts:	For Media:	For Investors:
	John Calagna	Conor Murphy
	(212) 578-6252	(212) 578-7788
METLIFE ANNOUNCES THIRD QUARTER 2008 RESULTS
— Premiums, Fees & Other Revenues Increase 16% Over Third Quarter 2007 to $8.6 Billion —
— Results In Line With October 7 Preannouncement —
— Maintains Annual Common Stock Dividend of $0.74 Per Share —
NEW YORK, October 29, 2008 — MetLife, Inc. (NYSE: MET) today reported third quarter 2008 income from continuing operations1 of $1,031 million, or $1.42 per diluted common share, compared with $909 million, or $1.19 per diluted common share, for the third quarter of 2007.
Operating earnings2 for the third quarter of 2008 were $639 million, or $0.88 per diluted common share, compared with $1,113 million, or $1.46 per diluted common share, for the prior period.

	For the three months ended September 30,
	2008	2007
	(In millions, except per common share data)
Income from continuing operations available to common shareholders	$1,031	$909
Income from continuing operations available to common shareholders per diluted common share	$1.42	$1.19

Operating earnings available to common shareholders[2]	$639	$1,113
Operating earnings available to common shareholders per diluted common share[2]	$0.88	$1.46

Book value per diluted common share	$35.48	$42.88
Book value per diluted common share, excluding accumulated other comprehensive income[2]	$45.85	$42.81

[1]	All references in this press release (other than in any of the tables and in the Non-GAAP and Other Financial Disclosures discussion below) to income from continuing operations, income from continuing operations per diluted common share, net income, net income per diluted common share, operating earnings and operating earnings per diluted common share should be read as income from continuing operations available to common shareholders, income from continuing operations per diluted common share available to common shareholders, net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively.

[2]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

Third Quarter Highlights
•	Total premiums, fees and other revenues of $8.6 billion, up 16% from the third quarter of 2007

•	Record Institutional Business premiums, fees and other revenues of $4.5 billion, up 30% compared with the third quarter of 2007

•	Completed split-off of Reinsurance Group of America, Incorporated
“During the third quarter, MetLife generated strong top-line growth against the backdrop of an extremely challenging environment,” said C. Robert Henrikson, chairman, president and chief executive officer of MetLife, Inc. “This quarter, we once again demonstrated the benefit of having a diverse mix of businesses, a strong balance sheet and high quality investment portfolio. While we clearly are not immune from the volatility in both the credit and equity markets, MetLife is well positioned to continue to meet the needs of our customers and leverage a number of growth opportunities before us.”
“With our recently completed $2.3 billion common stock offering, MetLife has further bolstered its strong, excess capital position. And in a sign of our continued commitment to delivering value to our shareholders, our board of directors has declared an annual common stock dividend of $0.74 per share, which is unchanged from the dividend we paid in 2007,” added Henrikson.
The dividend will be payable on December 15, 2008 to shareholders of record as of November 10, 2008.
Third Quarter Segment Overview
All comparisons of third quarter 2008 results in the segment discussions below are with the third quarter of 2007, unless otherwise noted. Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business Earnings of $396 Million
Institutional Business had operating earnings of $396 million, compared with $467 million in the prior period. Earnings were impacted by lower investment income and less favorable underwriting results in the company’s non-medical health business. Institutional Business continued to generate significant top line growth across all of its businesses as total premiums, fees and other revenues grew 30% to reach $4.5 billion.
Group life operating earnings for the quarter were $145 million, up 20% from $121 million as the business experienced strong interest margins and favorable underwriting results. In addition, premiums, fees and other revenues increased 7%.
Non-medical health operating earnings were $56 million in the quarter, down from $107 million due to unfavorable underwriting results across the product lines and lower investment income. Premiums, fees and other revenues increased 16%, due to solid growth in all product lines, particularly in dental, which benefited from strong organic growth and a recent dental HMO acquisition.
Retirement & savings operating earnings were $195 million in the quarter compared with $239 million in the third quarter of 2007 due largely to lower investment income. Retirement & savings premiums, fees and other revenues more than doubled to reach $1.1 billion, due to several large pension closeout sales in both the U.S. and U.K.
Individual Business Earnings of $218 Million
Individual Business had operating earnings of $218 million, compared with $363 million in the prior period. Poor equity market performance in the 2008 quarter and its impact on fee revenue, as well as the resulting acceleration of deferred acquisition cost amortization and other items, caused a $131 million, net of income tax ($0.18 per diluted common share) decline in Individual Business earnings. This mostly impacted earnings in the annuity business. During the quarter, the segment had solid annuity premiums and deposits and relatively flat total first year premiums and deposits in the life business.
Annuity operating earnings were $83 million, down from $235 million in the prior period. In addition to the impact of the equity markets, earnings in the annuity business were also affected by lower investment income. In the third quarter of 2008, variable annuity deposits were $3.8 billion, up from $3.5 billion in the second quarter of 2008, but down compared with $4.1 billion in the third quarter of 2007. In addition, variable annuity lapse rates declined and net flows remained positive. Fixed annuity deposits were $499 million, up 80% and 56% over the second quarter of 2008 and the third quarter of 2007, respectively.
Total life operating earnings for the quarter increased to $123 million from $117 million while total life first year premiums and deposits were $265 million, compared with $278 million.
International Business Earnings of $144 Million
International Business operating earnings were $144 million in the third quarter of 2008, up 7% from $135 million in the prior period, driven by strong performance in Latin America.
For the quarter, total premiums, fees and other revenues grew 12% on a comparable currency basis to $1.2 billion. In the Latin America region, top line growth was driven by Mexico, bolstered in part by an acquisition, and Chile, where annuity deposits were strong compared with the prior period. In the company’s Europe region, premium, fee and other revenue growth was due to top line increases throughout the countries in Europe as well as India. In the Asia Pacific region, market conditions negatively impacted sales in Korea as well as in Japan, where annuity deposits were 173 billion yen ($1.6 billion), up from 150 billion yen ($1.4 billion) in the second quarter of 2008, but down from 196 billion yen ($1.7 billion) in the third quarter of 2007.
Auto & Home Earnings of $101 Million
Auto & Home operating earnings were $101 million in the third quarter of 2008, compared with $109 million in the third quarter of 2007. Auto earnings were up 30% versus the prior period. Homeowners earnings were down, driven by catastrophes. In the third quarter of 2008, the segment benefited from favorable non-catastrophe claim development related to prior accident years of $27 million, net of income tax, compared with $18 million, net of income tax, in the prior year period.
Investments
MetLife has a high quality, diversified $324 billion general account portfolio. For the quarter, net realized investment gains, net of income tax, were $456 million, including approximately $485 million, net, in credit-related losses and impairments. These credit-related losses are offset by derivative gains of approximately $745 million, net of income tax, which arose primarily from the increase in value of the U.S. dollar in the third quarter, as well as the increase in credit default swap spreads.
After income tax, the impact of deferred acquisition costs and other offsets, variable investment income was approximately $120 million ($0.17 per diluted common share) lower than plan, driven mostly by negative hedge fund and private equity returns.
Corporate & Other
Corporate & Other had an operating loss of $220 million, compared with $39 million of operating earnings in the third quarter of 2007.
As previously announced, the company recorded a $48 million, net of income tax, ($0.07 per diluted common share) accrual related to MetLife’s Operational Excellence initiative in the third quarter of 2008. The accrual relates to severance and is expected to result in future annualized savings of approximately $130 million before income tax. MetLife’s Operational Excellence plans extend through 2010. While the company expects to incur additional expenses, MetLife anticipates future annual cost savings, before income tax, of at least $400 million from the Operational Excellence initiative.
In addition to investment income in the 2008 quarter being significantly lower, the company also commuted three excess insurance policies for asbestos-related claims during the 2008 quarter, resulting in a $23 million, net of income tax, ($0.03 per diluted common share) reduction in operating earnings.
RGA Transaction
During the third quarter, MetLife completed its split-off of substantially all of the company’s interest in Reinsurance Group of America, Incorporated (RGA). The split-off transaction resulted in a GAAP loss of $458 million, a statutory gain in excess of $1 billion, and a decrease in MetLife’s share count of approximately 23 million shares. MetLife’s share of the operating earnings of RGA in the third quarter (approximately $24 million, or $0.03 per diluted common share) is now reflected in discontinued operations. MetLife’s share of RGA’s operating earnings in all previous periods have been reclassed to discontinued operations.
Corporate Events
Common Stock Offering
On October 15, 2008, MetLife completed its public offering of 75 million shares of common stock and issued an additional 11.25 million shares of common stock pursuant to the exercise in full by the underwriters of their over-allotment option. The total offering of 86.25 million shares produced gross proceeds of approximately $2.3 billion. MetLife expects to use the net proceeds from the sale of the common stock for general corporate purposes and potential strategic initiatives.
Earnings Conference Call
MetLife will hold its third quarter 2008 earnings conference call and audio Webcast on Thursday, October 30, 2008, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 288-0337 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Thursday, October 30, 2008, until Saturday, November 8, 2008, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 962605. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
Net income available to common shareholders and net income available to common shareholders per diluted common share are defined as GAAP net income and GAAP net income per diluted common share less preferred stock dividends, respectively.
Income from continuing operations available to common shareholders is a GAAP measure and is defined as GAAP net income less discontinued operations, net of income tax, less preferred stock dividends.
MetLife also analyzes its performance using so-called non-GAAP measures, including operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share. Operating earnings available to common shareholders is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings available to common shareholders.
Income from continuing operations available to common shareholders can be reconciled to operating earnings available to common shareholders by excluding net investment gains and losses, net of income tax; adjustments related to net investment gains and losses, net of income tax; and discontinued operations related to real estate. Discontinued operations other than discontinued operations related to real estate and preferred stock dividends are excluded from both income from continuing operations available to common shareholders and operating earnings available to common shareholders.
MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.
Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated. Income from continuing operations available to common shareholders per diluted common share is calculated by dividing Income from continuing operations available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated.

	For the three months ended September 30,
	2008		2007
	(In millions, except per common share data)
Income from continuing operations available to common shareholders	$1,031	$1.42	$909	$1.19
Discontinued operations, net of income tax[3]	(431)	(0.59)	76	0.10

Net income available to common shareholders	$600	$0.83	$985	$1.29

Net income available to common shareholders	$600	$0.83	$985	$1.29
Less: Net investment gains (losses), net of income tax[1]	456	0.63	(183)	(0.24)
Less: Adjustments related to net investment gains (losses), net of income tax[2]	(61)	(0.08)	(20)	(0.03)
Less: Discontinued operations, net of income tax[3]	(434)	(0.60)	75	0.10

Operating earnings available to common shareholders	$639	$0.88	$1,113	$1.46

Book value per diluted common share	$35.48		$42.88
Less: Accumulated other comprehensive income (loss) per diluted common share	(10.37)		0.07

Book value per diluted common share, excluding accumulated other comprehensive income	$45.85		$42.81

[1]	Net investment gains (losses), net of income tax, includes gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $0 million and $0 million for the three months ended September 30, 2008 and 2007, respectively, and excludes gains (losses) of $(1) million and $41 million for the three months ended September 30, 2008 and 2007, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

[2]	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

[3]	Discontinued operations, net of income tax, exclude gains (losses) from discontinued operations related to real estate and real estate joint ventures.
Forward Looking Statements
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the SEC. These factors include: (i) difficult and adverse conditions in the global and domestic capital and credit markets; (ii) continued volatility and further deterioration of the capital and credit markets; (iii) uncertainty about the effectiveness of the U.S. government’s plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions; (iv) the impairment of other financial institutions; (v) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (vi) exposure to financial and capital market risk; (vii) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect the company’s ability to raise capital and generate fee income and market-related revenue; (viii) defaults on the company’s mortgage and consumer loans; (ix) investment losses and defaults, and changes to investment valuations; (x) market value impairments to illiquid assets; (xi) unanticipated changes in industry trends; (xii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (xiii) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (xiv) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xv) ineffectiveness of risk management policies and procedures; (xvi) catastrophe losses; (xvii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (xviii) downgrades in MetLife’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xix) economic, political, currency and other risks relating to the company’s international operations; (xx) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xxi) changes in accounting standards, practices and/or policies; (xxii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xxiii) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xxiv) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xxv) MetLife’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; (xxvi) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; and (xxvii) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
Celebrating 140 years, MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.
# # #

MetLife, Inc.
Consolidated Statements of Income
For the Three Months Ended and Nine Months Ended September 30, 2008 and 2007 (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Premiums	$6,789	$5,717	$19,428	$17,050
Universal life and investment-type product policy fees	1,372	1,313	4,206	3,901
Net investment income	4,051	4,512	12,670	13,365
Other revenues	421	345	1,141	1,105
Net investment gains (losses)	745	(209)	(341)	(466)

Total revenues	13,378	11,678	37,104	34,955

Expenses
Policyholder benefits and claims	7,276	6,013	20,475	17,759
Interest credited to policyholder account balances	1,133	1,425	3,573	4,082
Policyholder dividends	449	434	1,324	1,289
Other expenses	2,931	2,483	8,091	7,565

Total expenses	11,789	10,355	33,463	30,695

Income from continuing operations before provision for income tax	1,589	1,323	3,641	4,260
Provision for income tax	528	380	1,078	1,223

Income from continuing operations	1,061	943	2,563	3,037
Income (loss) from discontinued operations, net of income tax	(431)	76	(339)	162

Net income	630	1,019	2,224	3,199
Preferred stock dividends	30	34	94	102

Net income available to common shareholders	$600	$985	$2,130	$3,097

Operating Earnings Available to Common Shareholders Reconciliation
Net income available to common shareholders	$600	$985	$2,130	$3,097
Net investment gains (losses)	738	(279)	(330)	(663)
Minority interest — net investment gains (losses)	—	—	—	—
Net investment gains (losses) tax benefit	(282)	96	84	236

Net investment gains (losses), net of income tax (1) (2)	456	(183)	(246)	(427)

Adjustments related to universal life and investment-type product policy fees	—	(4)	2	(14)
Adjustments related to policyholder benefits and dividends	(96)	(65)	(58)	(165)
Adjustments related to other expenses	(1)	37	257	106
Adjustments related to tax benefit (provision)	36	12	(67)	28

Adjustments related to net investment gains (losses), net of income tax (3)	(61)	(20)	134	(45)

Discontinued operations, net of income tax (4)	(434)	75	(356)	149

Operating earnings available to common shareholders	$639	$1,113	$2,598	$3,420

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of ($1) million and $41 million for the three months ended September 30, 2008 and 2007, respectively, and ($32) million and $122 million for the nine months ended September 30, 2008 and 2007, respectively.

(2)	There were no discontinued operations included in net investment gains (losses) from other real estate and real estate joint ventures for both the three months ended September 30, 2008 and 2007. Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $0 million and $3 million for the nine months ended September 30, 2008 and 2007, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or otherwise noted)

	At or For the Three Months		At or For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Other Financial Data:
Net income available to common shareholders	$600	$985	$2,130	$3,097
Operating earnings available to common shareholders	$639	$1,113	$2,598	$3,420
Total assets (billions)	$521.3	$563.6	$521.3	$563.6

Individual Business Sales Data:
Total first year life premiums and deposits	$265	$278	$766	$756
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$214	$224	$611	$596
Total annuity deposits	$4,286	$4,398	$11,565	$12,566

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	726.9	762.7	728.6	765.2
Operating earnings available to common shareholders per common share — diluted	$0.88	$1.46	$3.57	$4.47
Net income available to common shareholders per common share — diluted	$0.83	$1.29	$2.92	$4.05

MetLife, Inc.
Consolidated Balance Sheet Data
September 30, 2008 and December 31, 2007 (Unaudited)
(In millions)

	September 30,	December 31,
	2008	2007
Balance Sheet Data:
General account assets	$381,496	$398,994
Separate account assets	139,803	160,142

Total assets	$521,299	$559,136

Policyholder liabilities	$277,417	$266,643
Short-term debt	1,106	667
Long-term debt	10,811	9,100
Collateral financing arrangements	5,132	4,882
Junior subordinated debt securities	3,759	4,075
Shares subject to mandatory redemption	—	—
Other liabilities	55,438	78,448
Separate account liabilities	139,803	160,142

Total liabilities	493,466	523,957

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	17,602	17,098
Retained earnings	22,041	19,884
Treasury stock	(4,279)	(2,890)
Accumulated other comprehensive income (loss)	(7,540)	1,078

Total stockholders’ equity	27,833	35,179

Total liabilities and stockholders’ equity	$521,299	$559,136

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Total Institutional Operations
Net income available to common shareholders	$574	$272	$1,207	$990
Net investment gains (losses), net of income tax	141	(175)	(262)	(431)
Adjustments related to net investment gains (losses), net of income tax	37	(20)	67	(19)

Operating earnings available to common shareholders	$396	$467	$1,402	$1,440

Institutional Operations:
Group Life
Net income available to common shareholders	$178	$65	$320	$321
Net investment gains (losses), net of income tax	32	(57)	(82)	(50)
Adjustments related to net investment gains (losses), net of income tax	1	1	2	1

Operating earnings available to common shareholders	$145	$121	$400	$370

Retirement & Savings
Net income available to common shareholders	$197	$46	$456	$402
Net investment gains (losses), net of income tax	(20)	(188)	(317)	(390)
Adjustments related to net investment gains (losses), net of income tax	22	(5)	38	(12)

Operating earnings available to common shareholders	$195	$239	$735	$804

Non-Medical Health & Other
Net income available to common shareholders	$199	$161	$431	$267
Net investment gains (losses), net of income tax	129	70	137	9
Adjustments related to net investment gains (losses), net of income tax	14	(16)	27	(8)

Operating earnings available to common shareholders	$56	$107	$267	$266

Total Individual Operations
Net income available to common shareholders	$400	$327	$875	$1,009
Net investment gains (losses), net of income tax	227	(24)	(4)	(80)
Adjustments related to net investment gains (losses), net of income tax	(45)	(12)	26	(42)

Operating earnings available to common shareholders	$218	$363	$853	$1,131

Individual Operations:
Traditional Life
Net income available to common shareholders	$47	$(4)	$142	$110
Net investment gains (losses), net of income tax	(15)	(52)	(99)	(31)
Adjustments related to net investment gains (losses), net of income tax	(27)	(6)	(36)	(52)

Operating earnings available to common shareholders	$89	$54	$277	$193

Variable & Universal Life
Net income available to common shareholders	$34	$57	$107	$155
Net investment gains (losses), net of income tax	(3)	(11)	(42)	(59)
Adjustments related to net investment gains (losses), net of income tax	3	5	11	12

Operating earnings available to common shareholders	$34	$63	$138	$202

Annuities
Net income available to common shareholders	$299	$272	$600	$735
Net investment gains (losses), net of income tax	237	48	153	23
Adjustments related to net investment gains (losses), net of income tax	(21)	(11)	51	(2)

Operating earnings available to common shareholders	$83	$235	$396	$714

Other
Net income (loss) available to common shareholders	$20	$2	$26	$9
Net investment gains (losses), net of income tax	8	(9)	(16)	(13)

Operating earnings available to common shareholders	$12	$11	$42	$22

International
Net income available to common shareholders	$254	$203	$613	$430
Net investment gains (losses), net of income tax	163	13	144	43
Adjustments related to net investment gains (losses), net of income tax	(53)	11	41	15
Discontinued operations, net of income tax	—	44	—	(3)

Operating earnings available to common shareholders	$144	$135	$428	$375

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Total Auto & Home
Net income available to common shareholders	$57	$109	$191	$331
Net investment gains (losses), net of income tax	(44)	—	(60)	8

Operating earnings available to common shareholders	$101	$109	$251	$323

Auto & Home:
Auto
Net income available to common shareholders	$69	$76	$212	$221
Net investment gains (losses), net of income tax	(30)	—	(41)	6

Operating earnings available to common shareholders	$99	$76	$253	$215

Homeowners & Other
Net income available to common shareholders	$(12)	$33	$(21)	$110
Net investment gains (losses), net of income tax	(14)	—	(19)	2

Operating earnings available to common shareholders	$2	$33	$(2)	$108

Corporate, Other & Eliminations
Net income available to common shareholders	$(685)	$74	$(756)	$337
Net investment gains (losses), net of income tax	(31)	3	(64)	33
Adjustments related to net investment gains (losses), net of income tax	—	1	—	1
Discontinued operations, net of income tax	(434)	31	(356)	152

Operating earnings available to common shareholders	$(220)	$39	$(336)	$151